UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 23, 2012

AlphaPoint Technology, Inc.

(Exact name of small business issuer as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

333-173028	26-3748249
(Commission File Number)	(IRS Employer Identification No.)

6371 Business Blvd., Suite 200

Sarasota, FL  34240

(Address of principal executive offices and zip code)

(941) 896-7848

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 23, 2012, the Company appointed Mr. Geoff Bicknell, non-executive director of DouglasBay Capital Plc, an Isle of Man registered investment company, to the position of Chief Financial Officer (Principal Accounting Officer) (“CFO”). Mr. Bicknell will begin his tenure immediately and brings to the Board more than 40 years of financial industry experience.

There are no arrangements or understanding between Mr. Bicknell and any other person pursuant to which he was selected as CFO, and the Company has not entered into, nor does it have any currently proposed plans to enter into, any transactions in which Mr. Bicknell will have a direct or indirect material interest.  In addition, there are no family relationships between Mr. Geoff Bicknell and any other director or executive officer of the Company.

Background of Mr. Geoff Bicknell:

Mr. Bicknell, age 69, joined DouglasBay Capital Plc in February 2009 as Chief Financial Officer. He continued in that capacity until September 2011, when he became a non-executive director of the company. From September 2011 to December 2011 he was also Chief Financial Officer of Savtira Corp, a Delaware corporation based in Tampa, Florida, which is in the business of digital distribution with a Software-as-a-Service (SaaS) eCommerce platform. Prior to joining DouglasBay, Mr. Bicknell was interim Finance Director of Ricardo Plc, an engineering consulting firm, and Anite Plc, a supplier of software for mobile device and network testing. He was also non- executive director of Brady Plc, Trafficmaster Plc and Acta Spa. He brings 40 years of broad based financial, commercial and operational management expertise from international remits throughout Europe and North America. Mr. Bicknell has held executive directorships in companies including Rockwell International, TI Group Plc, Lucas Industries, Maxima Holdings Plc and Northgate Information Solutions Plc. He is a Chartered Accountant in the United Kingdom and Canada.

Item 9.01  Financial Statements and Exhibits

Exhibit 99.1	AlphaPoint Technology, Inc. press release announcing appointment of new Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHAPOINT TECHNOLOGY, INC.

Dated: June 11, 2012	By:	/s/ GARY MACLEOD
Name: Gary Macleod Title: President and Chairman